Exhibit 10.15

MEMBERSHIP TRANSFER RESTRICTION AGREEMENT

This MEMBERSHIP TRANSFER RESTRICTION AGREEMENT is made as of August 31, 2014, by and among Integrated Wellness MD, LLC, a Maryland limited liability company (“Integrated”), Nava Management, LLC, a Delaware limited liability company (“Nava”) and Douglas Lord, M.D. (“Physician”).

WITNESSETH:

WHEREAS, Physician owns membership interests of Integrated; and

WHEREAS, Nava, Integrated and Physician believe that it is in the best interest of Integrated to restrict the transferability of the membership interests in Integrated; and

WHEREAS, Nava wishes to guarantee certain obligations of Integrated to Physician.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties covenant and agree as follows:

1. Restrictions on Membership Interests. Except as otherwise provided herein, Physician shall not sell, assign, transfer, gift, pledge, hypothecate, encumber or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, any membership interests of Integrated which Physician now owns or may hereafter acquire (the “Membership Interests”). In addition, Physician shall not cause Integrated to authorize, approve or declare any dividend or other distribution with respect to the Membership Interests.

2. Automatic Transfer of Membership Interests in Certain Events.

(a) By execution of this Agreement, and unless otherwise agreed upon in writing by the parties, Physician hereby agrees that all of the Membership Interests held by Physician (or any heir, executor, administrator, personal representative, estate, testamentary beneficiary, donee, trustee in bankruptcy, successor or assignee of Physician) shall be transferred, or deemed transferred, to the Designated Transferee (defined below) without further action by Physician immediately upon the date of any of the following events (each a “Transfer Event”):

(i) the date of death of Physician;

(ii) the date Physician is determined by a court of competent jurisdiction to be incompetent, or permanently disabled;

(iii) the date Physician’s license to practice medicine in any state or other jurisdiction is suspended, revoked, terminated, relinquished or made subject to terms of probation or other restriction;

(iv) the date Physician becomes excluded from any Federal Health Care Program, as defined in 42 U.S.C. § 1320a-7b(l), or is debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded by any federal department or agency;

(v) the date Physician becomes disqualified under applicable law to be an owner of Integrated;

(vi) the date Physician is convicted of a felony;

(vii) the date upon which any of the Membership Interests held by Physician is transferred or attempted to be transferred voluntarily, involuntarily, by operation of law or otherwise, to any person who is not the Designated Transferee;

(viii) the date upon which Physician ceases to be an independent contractor or employee of Nava;

(ix) the date of filing any pet1t1on for or other document causing or intended to cause a judicial, administrative, voluntary or involuntary dissolution of Integrated; or

(x) the date Physician notifies Integrated that he no longer wishes to be a member of Integrated.

(b) Transfer of Membership Interests. Immediately upon the occurrence of a Transfer Event with respect to Physician, subject to the terms set forth below, all of the Membership Interests of Integrated held by Physician or his successors and assigns shall be immediately transferred, or deemed transferred, to the Designated Transferee without further action by Physician:

(i) The purchase price for the Membership Interests transferred to the Designated Transferee pursuant to this Section 2 shall be One Hundred Dollars ($100.00).

(ii) Payment of the purchase price for the Membership Interests shall be made to Physician or Physician’s personal representative, as the case may be, in cash or by certified or cashier’s check. The time for payment of the purchase price for the Membership Interests hereunder shall be at 10:00 a.m. on the first business day following receipt by the Designated Transferee of notice of such Transfer Event (provided, however, that in the absence of such notice, the Designated Transferee shall upon becoming aware of any such Transfer Event promptly notify Physician, Integrated and Nava of such Transfer Event and tender to Physician or Physician’s personal representative, as the case may be, the purchase price for the Membership Interests). The Designated Transferee shall tender the purchase price at the principal office of Integrated.

(iii) Notwithstanding anything to the contrary herein, upon the occurrence of a Transfer Event, the Membership Interests will be immediately transferred, or deemed transferred, to the Designated Transferee effective upon the date of such Transfer Event irrespective of the date of payment for such Membership Interests.

(c) Definition. For purposes of this Agreement, “Designated Transferee” shall mean the individual designated by Nava upon the occurrence of a Transfer Event, who shall be licensed to practice medicine in the State of Maryland.

3. Other Matters.

(a) Upon the occurrence of a Transfer Event, Physician shall be disqualified as a member of Integrated, and shall immediately resign, or be deemed to have resigned, as the Director, President, and employee of Integrated, and shall have no further authority to act on behalf of Integrated.

(b) After occurrence of a Transfer Event, Physician, and any person who acquires the Membership Interests, other than the Designated Transferee, shall neither have nor exercise any right or privilege as a member of Integrated, including any right to receive any unallocated or undistributed distribution.

4. Payments and Guaranty.

(a) The parties hereby acknowledge and agree that Physician shall be entitled to the following payments from Integrated in consideration for his services as a member, an officer, and a site director:

(i) Integrated shall pay Physician the monthly amount of One Thousand Dollars ($1,000) for each site for which Physician provides administrative services (the “Monthly Payment”);

(ii) Integrated shall continuously provide professional liability insurance for itself and for Physician, with minimum coverage limits of One Million Dollars ($1,000,000) per occurrence, and Three Million Dollars ($3,000,000) annual aggregate, including, if necessary, the purchase of tail insurance as set forth in subsection (iii) below;

(iii) tail insurance, with the same coverage limits as set forth in subsection (ii) above, covering medical malpractice claims made following the termination of Physician’s employment by Integrated for any reason;

(iv) Integrated shall continuously provide directors and officers liability insurance which shall provide coverage for Physician, with minimum coverage of Three Million Dollars ($3,000,000) including, if necessary, the purchase of tail insurance with the same coverage limits (the insurance coverages set forth in subsections (ii), (iii) and (iv) above are referred to herein collectively as the “Insurance Coverage”); and

(v) Integrated shall pay the cost of the reasonable attorneys’ fees incurred by Physician in regard to the review of this Agreement and other matters and documents relating thereto upon demand.

(vi) Certificates, binders, or other appropriate evidence of insurance concerning all of the policies of Insurance Coverages shall be provided to Company and Physician within sixty (60) days after the execution of this Agreement.

(b) Nava hereby, unconditionally and irrevocably, guarantees the due and punctual payment of the Monthly Payment (for as long as Physician remains a member, an officer, a site director or an employee of Integrated in good standing), the Insurance Coverage premiums, and the attorneys’ fees as described in subsection (v) immediately above. when and as such payments shall arise and become due and payable (the “Guaranteed Obligations”). If for any reason whatsoever, Integrated shall fail or be unable to comply with any of the Guaranteed Obligations, Nava will promptly upon receipt of notice thereof from Physician, pay or cause to be paid in lawful money of the United States the unpaid Guaranteed Obligations then due and payable to Physician, the insurance carrier or to Physician’s attorneys (as appropriate).

5. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand. (ii) telexed, telecopied or made by facsimile transmission, (iii) sent by overnight courier, or (iv) sent by certified or registered mail, return receipt requested, postage prepaid.

If to Integrated:

9755 Patuxent Woods Drive, Suite 100

Columbia, MD 21046

If to Physician:

Douglas Lord, M.D.

15814 Thistle Bridge Drive
Rockville, MD 20853

With a copy to:

Steven R. Smith, Esq.

Ober Kaler

1401 H Street, NW, Suite 500

Washington, DC 20005

Ifto Nava:

9755 Patuxent Woods Drive, Suite 100

Columbia, MD 21046

All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if by facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next day following the day such mailing is made (or in the case that such mailing is made on Saturday, on the immediately following Monday), or (iv) if sent by certified or registered mail, on the 3rd day following the time of such mailing thereof to such address (or in the case that such 3rd day is a Sunday, on the immediately following Monday).

6. Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their authorized successors or assigns. Neither the rights and obligations of Integrated nor the rights and obligations of Physician may be assigned without the consent of the remaining parties hereto. Any assignment of this agreement in violation of this provision shall be null and void.

7. Third Party Beneficiary. The parties hereto acknowledge that the Designated Transferee, if and when he or she becomes a Designated Transferee, shall have standing to enforce the provisions of this Agreement and shall be bound by the tem1s hereof.

8. Governing Law. This Agreement shall be governed in all respects by applicable federal laws and, to the extent not preempted, the laws of the State of Maryland. The parties agree that jurisdiction and venue shall be proper only in the Circuit Court of Baltimore City, and the United States District Court for the District of Maryland.

9. Complete Agreement. All understandings and agreements heretofore had between the parties hereto with respect to the transactions contemplated hereby are merged into this Agreement, with the exception of that certain Indemnification Agreement between Integrated, Nava and Physician, effective as of September I, 2014 (the “Indemnification Agreement”), and this Agreement, with the exception of the Indemnification Agreement, reflects al I the understandings of the parties with respect to such transactions.

9. Captions. The section titles or captions in this Agreement are for convenience of reference only. They shall not be considered to be a part of this Agreement, and they in no way define, limit, extend or describe the scope or intent of any provision hereof.

10. Modification. This Agreement cannot be modified, extended or amended except by written agreement signed by all of the parties hereto.

11. Confidentiality. The existence and the terms and conditions of this Agreement are confidential and shall not be disclosed to any third party by any party to this Agreement without the prior written consent of all other parties to this Agreement, except as necessary to such party’s directors, officers, attorneys and other advisors, or as required by law.

12. Counterparts. This Agreement may be executed in two or more counterpai1s and each counterpart, when so executed and delivered, shall constitute a complete and original instrument, and it shall not be necessary when making proof of this Agreement or any counterpart hereto to produce or account for any other counterparts.

[TEXT CONTINUED ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as a scaled instrument as of the dale first written above.

INTEGRATED WELLNESS MD, LLC

By:	/s/
Name:	Douglas Lord, M.D.
Title:	Sole Member

NAVA MANAGEMENT, LLC

By:	/s/
Name:	Bernaldo Dancel
Title:	CEO

MEDICAL DIRECTOR

/s/
Douglas Lord, M.D.